UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2006

Network Engines, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30863	04-3064173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Dan Road Canton, MA		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Network Engines, Inc. (the “Company”) has promoted Mr. Kevin Murphy to Chief Technology Officer of the Company effective April 1, 2006. In connection with this promotion and as provided in the Company’s offer letter dated March 7, 2006 (the “Offer Letter”), Mr. Murphy’s base annual salary was increased to $170,000. The Offer Letter provides that Mr. Murphy will be eligible to participate in the 2006 Executive Bonus Program, with his incentive compensation based on certain specified corporate and individual goals. Although the terms of the Offer Letter do not guarantee continued employment with the Company, the Offer Letter provides that Mr. Murphy will receive a $50,000 retention bonus, $20,000 of which will be payable on October 1, 2006, with the remainder payable in equal sums of $15,000 on April 1, 2007 and April 1, 2008 respectively, subject to his continued employment through those dates.

In addition, pursuant to the Offer Letter, Mr. Murphy was granted 100,000 stock options under the Company’s 1999 Stock Incentive Plan at an exercise price of $3.03 per share, which is equal to the closing price of the common stock of the Company on the NASDAQ National Market on the date of the grant. The options vest quarterly in equal installments over the next four years. The Offer Letter is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits

(c)                                  Exhibits

10.1                           Offer Letter dated March 7, 2006 between Network Engines, Inc. and Kevin Murphy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: April 5, 2006	By:	/s/ Douglas G. Bryant
Douglas G. Bryant Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter dated March 7, 2006 between Network Engines, Inc. and Kevin Murphy